Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement of Sunshine Silver Mines Corporation on Form S-1 of our report dated June 29, 2011, relating to the consolidated financial statements of Sunshine Silver Mines Corporation (formerly Los Gatos Ltd.), as of December 31, 2009 and for each of the years in the two-year period ended December 31, 2009 and the period from April 24, 2006 (Inception) to December 31, 2009 (not presented separately herein).

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ WithumSmith+Brown, PC

Morristown, New Jersey

July 7, 2011